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                                                                     EXHIBIT 3.1


                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                               NEENAH CORPORATION

         The following Restated Articles of Incorporation duly adopted pursuant to the authority and provisions of the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statute (the "WBCL"), supersede and take the place of the existing articles of incorporation and any amendments thereto:

                                    ARTICLE I

                                      Name

         The name of the corporation is Neenah Corporation.


                                   ARTICLE II

                                    Purposes

         The purposes for which the corporation is organized are to engage in any lawful activity within the purposes for which a corporation may be organized under the WBCL.


                                   ARTICLE III

                                    Existence

         The corporation shall have perpetual existence.


                                   ARTICLE IV

                                  Capital Stock

         The total number of shares of all classes of capital stock which the corporation shall have the authority to issue is 14,000 shares, consisting of 1,000 shares of a class designated as "Class A Common Stock" having a par value of $100.00 per share, 10,000 shares of a class designated as "Class B Common Stock" having a par value of $100.00 per share, and 3,000 shares of a class designated as "Preferred Stock" having a par value of $100.00 per share.

         Common Stock. Except as otherwise provided in the WBCL, each outstanding share of Class A Common stock is entitled to one vote on each matter voted on at a shareholders' meeting. The Class B Common Stock shall have no voting rights except as may be provided
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by the WBCL. Except with regard to voting rights, the shares of Class A Common
Stock and Class B Common Stock shall be identical as to preferences, limitations and relative rights. Subject to the prior rights and preferences of any issued and outstanding shares of Preferred Stock, such dividends as May be determined by the Board of Directors of the corporation. may be declared and paid on the Class A Common Stock and Class B Common Stock from time to time out of any funds legally available therefor. After payment shall have been made in full to the holders of any issued and outstanding shares of Preferred Stock (in accordance with the terms thereof) in the event of any liquidation, dissolution or winding up of the affairs of the corporation the remaining assets and funds of the Corporation shall be distributed among the holders of the Class A Common Stock and Class B Common Stock according to their respective shares.

         Preferred Stock. The Board of Directors may, within the limits under
Section 180.0601 of the WBCL (or any successor provision), do any of the following with respect to the Preferred Stock:

                        (1) Determine with respect to the class of Preferred Stock the preferences, limitations and relative rights, in whole or in part, before the issuance of any shares of that class.

                        (b) Create one or more series within the class of Preferred Stock, and, with respect to any series, determine the number of shares of the series, the distinguishing designations and the preferences, limitations and relative rights, in whole or in part, before the issuance of any shares of that series.

         Preemptive Rights. The corporation elects not to have preemptive rights. Shareholders or holders of other securities of the corporation, including "shares of a pre-existing class" (meaning shares of a class for which shares were authorized before January 1, 1991, whether the shares were issued before, on or after January 1, 1991, as defined in Section 180.1701 of the
WBCL), shall not have a preemptive right to acquire unissued shares or securities convertible into unissued shares or carrying a right to subscribe to or acquire shares of the corporation.


                                    ARTICLE V

                               Board of Directors

         The number of directors constituting the Board of Directors of the corporation shall be fixed by or in the manner provided in the Bylaws of the corporation.


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                                   ARTICLE VI

                           Registered office and Agent

         The address of the registration office of the corporation is 2121 Brooks Avenue, P.O. Box 729, Neenah, Wisconsin 54956, and the name of its registered agent at such office is Gary W. LaChey.

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